MANAGEMENT INCENTIVE COMPENSATION PLAN{PRIVATE }



              ECONOMIC VALUE ADDED (EVA) BONUS PLAN



                  AS AMENDED FEBRUARY 13, 2001









                            ARTICLE I



                      STATEMENT OF PURPOSE





1.1  The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of

     shareholder value over the long term.  In order to align

     management incentives with shareholder interests, incentive compensation will reward the creation of value.  This Plan will tie incentive compensation to Economic Value Added

     ("EVA") and, thereby, reward management for creating value and penalize management for destroying value.





1.2  EVA is the performance measure of value creation.  EVA

     reflects the benefits and costs of capital employment.

     Managers create value when they employ capital in an

     endeavor that generates a return that exceeds the cost of

     the capital employed.  Managers destroy value when they

     employ capital in an endeavor that generates a return that is less than the cost of capital employed.  By imputing the cost of capital upon the operating profits generated by a

     business group, EVA measures the total value created (or

     destroyed) by management.





     EVA  =  (Net Operating Profit After Tax - Capital Charge)





1.3  Each Plan Participant is placed in a classification.  Each classification has a prescribed target bonus. The bonus

     earned in any one year is the result of multiplying the

     Actual Bonus Percentage times the Participant's base pay.

     Bonuses that fall within a pre-specified range will be

     fully paid out.  Positive and negative bonuses falling out-

     side this range are banked forward in the Participant's

     Bonus Bank, with one-third of the net positive balance paid out each year in cash.





                           ARTICLE II



           DEFINITION OF EVA AND THE COMPONENTS OF EVA





Unless the context provides a different meaning, the following terms shall have the following meanings.

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2.1  "Participating Group" means a business division or group of business divisions which are uniquely identified for the

     purpose of calculating EVA and EVA based bonus awards.

     Some Participants' awards may be a mixture of two different

     Participating Groups.



For the purpose of this plan, the Participating Groups are listed on Exhibit C.





2.2. "Capital" means the net investment employed in the

     operations of each Participating Group.  The components of

     Capital are as follows:





             Gross Accounts Receivable (including trade A/R from

     another Manitowoc unit)

   Plus:     FIFO Inventory

   Plus:     Other Current Assets

   Less:     Non-Interest Bearing Current Liabilities (NIBCL's -

     See Note 1)

   Plus:     Net PP&E

   Plus:     Other Operating Assets

   Plus:     Capitalized Research & Development

   Plus:     Goodwill acquired after July 3, 1993

   Plus:     Accumulated Amortization on Goodwill acquired after

     July 3, 1993

   Plus (Less):  Special Items (one-time)

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   Equals:   Capital



Notes:       (1) NIBCL's include trade A/P to another Manitowoc

     unit, but do not include the contingent liability associat-

     ed with Bonus Banks.



2.3  Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal Year.





2.4  "Cost of Capital" or "C*" means the weighted average of the after tax cost of debt and equity for the year in question.



The Cost of Capital will be reviewed annually and revised if it has changed significantly.  Calculations will be carried to one decimal point.



The cost of capital for the initial year is 12.6%.  See Exhibit

     A.  In subsequent plan years the methodology for the

     calculation of the Cost of Capital will be:



a)   Cost of Equity > Risk Free Rate + (Beta x Market Risk

     Premium)



b)   Debt Cost of Capital > Debt Yield x (1 - Tax Rate)



c) The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to a projected debt

     to capital ratio of 40%.  The Risk Free Rate is the average daily closing yield rate on 30 year U.S. Government Bonds

     for the month of December immediately preceding the Plan

     Year, the BETA is one, and the Market Risk Premium is 5%.

     The Debt Yield is the projected weighted average yield on

     the Company's long term obligations for the 12 month period ending December 31 of the Plan Year, and the tax rate is

     39% for U.S. Companies, and the full statutory rate of the country where a foreign division or subsidiary is based.



The debt to capital ratio, BETA, and Market Risk Premium should be reviewed at least every three years with the assistance of Stern Stewart.



   d)  Short-term debt is to be treated as long-term for purposes of computing the cost of capital.





2.5  "Capital Charge"  means the deemed opportunity cost of

     employing Capital in the business of each Participating

     Group.  The Capital Charge is computed as follows:



   Capital Charge > Capital X Cost of Capital (C*)





2.6  "Net Operating Profit After Tax" or "NOPAT"



"NOPAT" means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question.  The components of NOPAT are as follows:



     Operating Earnings

   Plus: Increase (Decrease) in Capitalized R & D (See Note 1)

   Plus: Increase (Decrease) in Bad Debt Reserve

   Plus: Increase (Decrease) in Inventory Reserves

   Plus: Amortization of Goodwill acquired after July 3, 1993

   Less: Other  Expense (Excluding interest on debt)

   Plus: Other  Income (Excluding investment income)

   Equals:     Net Operating Profit Before Tax

   Less: Taxes (See Note 2)

   Equals:     Net Operating Profit After Tax



(1)
   Since R & D is Capitalized, the difference in the balance is the expensed amount for that year.

(2)Taxes is assumed to be 39% of Net Operating Profit Before Tax.



     (For exceptions see 2.4(c)).



2.7  "Economic Value Added" or "EVA" means the NOPAT that

     remains after subtracting the Capital Charge, expressed as follows:



         NOPAT

     Less:     Capital Charge

     Equals:   EVA



EVA may be positive or negative.



                           ARTICLE III



        DEFINITION AND COMPUTATION OF TARGET BONUS VALUE





3.1  "Actual EVA" means the EVA as calculated for each

     Participating Group for the year in question.



3.2  "Target EVA" means the level of EVA that is expected in order for the Participating Group to receive the Target

     Bonus Value.



The Target EVA for the first year is set at the expected EVA for the year prior to the first year of the plan after

     adjusting for inventory write-offs, Manitex relocation, FAS

     106 and 109 and the $5 million product liability settlement

     (except for $1.2 million).   After the first year, the

     Base-Line EVA is revised according to the following

     formula:





               (Last Year's Actual EVA +

                 Last Year's Target EVA)

Target EVA =   --------------------------- + Expected Improvement

                         2                           in EVA





"Expected Improvement in EVA" means the constant EVA improvement that is added to shift the target up each year.  This is

     determined by the expected growth in EVA per year.

See Exhibit B for the Expected Improvement for each Participating

     Group.



3.3  "Target Bonus Value"  means the "Target Bonus Percentage"

     times a Participant's base pay.



3.4  "Target Bonus Percentage" is determined by a Participant's classification as shown on Exhibit B.



3.5  "Actual Bonus Value" means the bonus earned (*) by a

     Participant and is computed as the Actual Bonus Percentage times a Participant's base pay.



3.6  "Actual Bonus Percentage" is determined by multiplying the

     Target Bonus Percentage by the Bonus Performance Value.



3.7  "Bonus Performance Value" means the difference between the

     Actual EVA and the Target EVA divided by the Leverage

     Factor plus 1.0.



3.8  "Leverage Factor" is the negative (positive) deviation from

     Target EVA necessary before a zero (two times Target) bonus is earned.  See Exhibit C for the Leverage Factor of each

     Participating Group.




3.9  A Participant's classification is determined by each

     business unit manager.  They are subject to approval by the

     CEO and the Compensation Committee of the Board of

     Directors.





* Note: A portion of the Actual Bonus Value may be placed in the

     Participants' Bonus Bank.  See Article IV for details on

     the Bonus Bank.



     ARTICLE IV



     DESCRIPTION OF BONUS BANKS





4.1  Establishment of a Bonus Bank.  To encourage a long-term commitment by Participants to the Company, a portion of

     exceptional bonuses (amounts above Target and negative

     bonuses) shall be credited to "at risk" deferred accounts

     ("Bonus Banks"), with the level of payout contingent on

     sustained high performance and improvements and continued

     employment as provided herein.





4.2  Although a Bonus Bank may, as a result of negative EVA,

     have a deficit, no Plan Participant shall be required, at

     any time, to reimburse his/her Bonus Bank.



4.3  "Bonus Bank"  means, with respect to each Participant, a bookkeeping record of an account to which amounts are

     credited, or debited as the case may be, from time to time under the Plan and from which bonus payments to such

     Participant are debited.





4.4  "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts

     credited to and debited against such Participant's Bonus

     Bank.  A Participant's Bank Balance shall initially be

     equal to zero.





4.5  Payout Rule:  If the Bank Balance entering the Plan Year is zero or positive, then



   1)  Pay any positive bonus earned up to the "Target Bonus

     Value",

   2)  Add any unpaid portion of the bonus earned (including

     negative bonuses) to the Bonus

        Bank,

   3)  Pay out 1/3 of any Positive Bank Balance

   4)  Carry the remaining Bank Balance forward to the next year.



If the Bank Balance entering the Plan Year is negative, then



   1)  Pay 1/3 of the positive bonus earned up to the "Target

     Bonus Value",

   2)  Add any unpaid portion of the bonus earned (including

     negative bonuses) to the Bonus Bank,

   3)  Pay out 1/3 of any Positive Bank Balance,

   4)  Carry the remaining Bank Balance forward to the next year.





4.6  A Participant may elect to withdraw, in cash, all or a

     portion of the Bank Balance.  The amount available for such withdrawal is the lesser of the ending Bank Balance of the applicable year or the Bank Balance at the end of the third prior year.





                            ARTICLE V



         Plan Participation, Transfers and Terminations



5.1  Participant Group. The Committee will have sole discretion in determining who shall participate in the EVA Bonus Plan.

     Employees designated for Plan participation by the

     Committee shall be management or highly compensated

     employees.  In order for a Participant to receive or be

     credited with his or her Actual Bonus Value for a Plan

     Year, the Participant must have (I) remained employed by

     the Company or an affiliate through the last day of such

     Plan Year, (ii) terminated employment with the Company

     during the Plan Year at or after age fifty-five, for any

     reason, (iii) suffered a disability within the meaning of

     Section 5.3 during the Plan Year, or (iv) died during the

     Plan Year.  In all other cases of termination of employment prior to the last day of the Plan Year, a Participant shall not be entitled to any Actual Bonus Value for such Plan

     Year.





5.2  Transfers.  A Participant who transfers his employment from one Participating Unit of the Company to another shall

     retain his Bonus Bank and will be eligible to receive

     future EVA Plan Awards in accordance with the provisions of the EVA Plan.  Any positive Bonus Bank balance would payout in full as soon as is practical.





5.3  Retirement or Disability.  A Participant who terminates employment with the Company, at or after age fifty-five,

     for any reason ("retirement"), or suffers a "disability,"

     as such term is defined in the Company's long-term

     disability benefits program, while in the Company's employ shall be eligible to receive the balance of their Bonus

     Bank.  In the case of retirement, the Participant will

     receive any positive bank balance in the year immediately

     following their retirement.  In the case of disability

     while in the Company's employ, the Participant will receive their balance as soon as practical after qualifying for

     benefit payments under the Company's long-term disability

     benefits program.





5.4  Involuntary Termination Without Cause or Death.  A

     Participant who is Terminated without cause or who dies

     shall receive any positive Bonus Bank balance.  Such

     payments will be made as soon as is practical.





5.5  Voluntary Termination.  In the event that a Participant voluntarily terminates employment with the Company, the

     right of the Participant to their Bonus Bank shall be

     forfeited unless a different determination is made by the

     Committee.





5.6  Involuntary Termination for Cause.  In the event of

     termination of employment for cause, the right of the

     Participant to the Bonus Bank shall be determined by the

     Committee.



   "Cause" shall mean:



   (i)   any act or acts of the Participant constituting a felony

     under the laws of the United States, any state thereof or

     any foreign jurisdiction;

   (ii)  any material breach by the Participant of any employment agreement with the Company or the policies of the Company

     or the willful and persistent (after written notice to the

     Participant) failure or refusal of the Participant to

     comply with any lawful directives of the Board;


   (iii) a course of conduct amounting to gross neglect, willful misconduct or dishonesty; or

   (iv)  any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate

     or business opportunity of the Company by the Participant.





5.7  Breach of Agreement.  Notwithstanding any other provision of the Plan or any other agreement, in the event that a

     Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the

     post-employment conduct of such Participant, the Bonus Bank held by such Participant shall be forfeited.



5.8  No Guarantee.  Participation in the Plan provides no

     guarantee that a payment under the Plan will be paid.

     Selection as a Participant is no guarantee that payments

     under the plan will be paid or that selection as a

     Participant will be made in the subsequent Calendar Year.



                             ARTICLE VI



     General Provisions.





6.1  Withholding of Taxes.  The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with

     respect to any amount due or paid under the Plan.


6.2  Expenses.  All expenses and costs in connection with the adoption and administration of the plan shall be borne by

     the Company.



6.3  No prior Right or Offer.  Except and until expressly

     granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.



6.4  Claims for Benefits.  In the event a Participant (a

     "claimant") desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts

     establishing his entitlement to a payment under the Plan.

     Any claim with respect to any of the benefits provided

     under the Plan shall be made in writing within ninety (90)

     days of the event which the claimant asserts entitles him

     to benefits.  Failure by the claimant to submit his claim

     within such ninety (90) day period shall bar the claimant

     from any claim for benefits under the Plan.





6.5  In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for

     denial and the claimant or his duly authorized

     representative may appeal the denial of the claim to the

     Committee at any time within ninety (90) days after the

     receipt by the claimant of written notice from the

     Committee of the denial of the claim.  In connection

     therewith, the claimant or his duly authorized

     representative may request a review of the denied claim;

     may review pertinent documents; and may submit issues and

     comments in writing.  Upon receipt of an appeal, the

     Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a

     request for review, shall furnish the claimant with a

     decision on review in writing, including the specific

     reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific

     reference to the pertinent provisions of the Plan upon

     which the decision is based.  In reaching its decision, the

     Committee shall have complete discretionary authority to

     determine all questions arising in the interpretation and

     administration of the Plan, and to construe the terms of

     the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.



6.6  Action Taken in Good Faith; Indemnification.  The Committee

     may employ attorneys, consultants, accountants or other

     persons and the Company's directors and officers shall be

     entitled to rely upon the advice, opinions or valuations of any such persons.  All actions taken and all

     interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees

     who have received awards, the Company and all other

     interested parties.  No member of the Committee, nor any

     officer, director, employee or representative of the

     Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether

     of commission or omission, taken or made with respect to

     the Plan, except in circumstances involving actual bad

     faith or willful misconduct.  In addition to such other

     rights of indemnification as they may have as members of

     the Board, as members of the Committee or as officers or

     employees of the Company, all members of the Committee and any officer, employee or representative of the Company or

     any of its subsidiaries acting on their behalf shall be

     fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys' fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in

     connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or

     failure to act under or in connection with the Plan or an

     award granted thereunder, and against all amounts paid by

     them in settlement thereof (provided such settlement is

     approved by independent legal counsel selected by Company )

     or paid by them in satisfaction of a judgment in any

     action, suit or proceeding, except in relation to matters

     as to which it shall be adjudged in such action, suit or

     proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own

     expense, to handle and defend the same.  Expenses

     (including attorneys' fees) incurred in defending a civil

     or criminal action, suit or proceeding shall be paid by the

     Company in advance of the final disposition of such action,

     suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.



6.7  Rights Personal to Employee.  Any rights provided to an employee under the Plan shall be personal to such employee,

     shall not be transferable (except by will or pursuant to

     the laws of descent or distribution), and shall be

     exercisable, during his lifetime, only by such employee.





6.8  Upon termination of the Plan or suspension for a period of more than 90 days, the Bank Balance of each Participant

     shall be distributed as soon as practicable but in no event later than 90 days from such event.  The Committee, in its sole discretion, may accelerate distribution of the Bank

     Balance, in whole or in part, at any time without penalty.





6.9  Non-Allocation of Award.  In the event of a suspension of the Plan in any Plan Year, as provided herein at Article

     VIII, Section 8, the Current Bonus for the subject Plan

     year shall be deemed forfeited and no portion thereof shall be allocated to Participants.  Any such forfeiture shall

     not affect the calculation of EVA in any subsequent year.






     ARTICLE VII



     Limitations





7.1  No Continued Employment.  Nothing contained herein shall provide any employee with any right to continued employment or in any way abridge the rights of the Company and its

     Participating Units to determine the terms and conditions

     of employment and whether to terminate employment of any

     employee.





7.2  No Vested Rights.  Except as otherwise provided herein, no employee or other person shall have any claim of right

     (legal, equitable, or otherwise)to any award, allocation,

     or distribution or any right, title, or vested interest in any amounts in his Bonus Bank and no officer or employee of the Company or any Participating Group or any other person shall have any authority to make representations or

     agreements to the contrary.  No interest conferred herein

     to a Participant shall be assignable or subject to claim by a Participant's creditors.  The right of the Participant to receive a distribution hereunder shall be an unsecured

     claim against the general assets of the Company and the

     Participant shall have no rights in or against any specific assets of the Company as the result of participation

     hereunder.




7.3  Not Part of Other Benefits.  The benefits provided in this plan shall not be deemed a part of any other benefit

     provided by the Company to its employees.  The Company

     assumes no obligation to plan Participants except as

     specified herein.  This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the plan.





7.4  Other Plans.  Nothing contained herein shall limit the

     Company or the Compensation Committee's power to grant

     bonuses to employees of the Company, whether or not

     Participants in this plan.





7.5  Limitations.  Neither the establishment of the plan or the grant of an award hereunder shall be deemed to constitute

     an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to

     terminate the employment of any employee with or without

     cause at any time.





7.6  Unfunded Plan.  This Plan is unfunded and is maintained by the Company in part to provide deferred compensation to a

     select group of management and highly compensated

     employees.  Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship

     between the Company and any Participant.



                          ARTICLE VIII



                            Authority





8.1  Compensation Committee Authority.  Except as otherwise

     expressly provided herein, full power and authority to

     interpret and administer this plan shall be vested in the

     Compensation Committee.  The Compensation Committee may

     from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems

     appropriate for any Participant under the Plan.  Any deci-

     sion taken by the Compensation Committee arising out of or in connection with the construction, administration,

     interpretation and effect of the Plan shall be final,

     conclusive and binding upon all Participants and any person claiming under or through them.





8.2  Board of Directors Authority.  The Board shall be

     ultimately responsible for administration of the plan.

     References made herein to the "Compensation Committee"

     assume that the Board of Directors has created a

     Compensation Committee to administer the Plan.  In the

     event a Compensation Committee is not so designated, the

     Board shall administer the Plan.  The Board or its

     Compensation Committee, as appropriate, shall work with the

     CEO of the Company in all aspects of the administration of the Plan.





                           ARTICLE IX



                             Notice





9.1  Any notice to be given pursuant to the provisions of the

     Plan shall be in writing and directed to the appropriate

     recipient thereof at his business address or office

     location.





                            ARTICLE X



                         Effective Date



10.1 This Plan shall be effective as of  July 4, 1993.





     ARTICLE XI



     Amendments






11.1 This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the

     recommendation of the Compensation Committee.  Provided,

     however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any Award that has been allocated to the Bank of a Participant prior to

     the date of such amendment, suspension or termination.

     Notice of any such amendment, suspension or termination

     shall be given promptly to each Participant.





                           ARTICLE XII



                         Applicable Law







12.1 This Plan shall be construed in accordance with the

     provisions of the laws of the State of Wisconsin.





                            Exhibit A





               Calculation of the Cost of Capital





Inputs Variables:




Risk Free Rate > Average Daily closing yield on U.S. Government

     30 Yr. Bonds (for the month of December preceding the Plan

     Year).



Market Risk Premium > 5.0% (Fixed)



Beta >  One (Fixed)



Debt/Capital Ratio > 40% (Fixed)



b > Cost of Debt Capital (Projected & Weighted Average Yield on

     the Company's Long Term Debt Obligations).



Marginal Tax Rate > 39.0% (Historical Average).  However, for

     exceptions see 2.4(C)

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Calculations:



y > Cost of Equity Capital

   > Risk Free Rate + (Beta x Market Risk Premium)



Weighted Average Cost of Capital > [Cost of Equity Capital x (1 -

     Debt/Capital Ratio)] + [Cost of Debt x (Debt/Capital Ratio)

     x (1 - Marginal Tax Rate)]



c* > [y x (1 - Debt/Capital)] + [b x (Debt/Capital) x (1 -

     Marginal Tax Rate)]

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                            Exhibit B







   Participant                       Target Bonus

  Classification                      Percentage



          I                              60%

         II                              50%

        III                              40%

         IV                              35%

          V                              30%

         VI                              25%

        VII                              20%

       VIII                              15%

         IX                               10%

          X                                5%

         XI                                2%







Exhibit C





Participation Groups             Expected               Leverage

                                 Improvement            Factor

                                 in EVA



MANITOWOC ICE - MII               500,000              2,000,000

KOLPAK                            350,000              1,000,000

MCCALL                            450,000                500,000

KOLPAK MANUFACTURING              100,000                500,000

FOODSERVICE GROUP (1)           1,500,000              4,000,000

SERVEND                           250,000                750,000

FOODSERVICE GROUP (2)             750,000              2,250,000

JOINT VENTURE (CHINA)             100,000                300,000

FOODSERVICE SEGMENT             1,000,000              3,500,000

MANITOWOC CRANES - MCC          1,000,000              3,000,000

RE-MANUFACTURING - MRI             50,000                150,000

FEMCO                             200,000                600,000

NORTH CENTRAL CRANE - NCC          40,000                120,000

MTW EUROPE LTD ($)-MEL             75,000                225,000

MTW EUROPE LTD (POUNDS)            50,000                150,000

MCC GROUP (3)                   1,500,000              4,000,000

CRAWLER CRANE GROUP (4)         1,100,000              3,400,000

AFTERMARKET GROUP(5)            1,200,000              3,600,000

MANITEX - MIT                     500,000              1,000,000

WEST MANITOWOC                    200,000                350,000

MARINE                            150,000                750,000

CORPORATE                       1,000,000              7,000,000







(1)      Includes MII, Kolpak, McCall, & Kolpak Manufacturing

(2)      Includes MII and SerVend

(3)      Includes MCC, Femco, Re-Man, NCC, and MEL


(4)      Includes MCC, Re-Man, NCC, and MEL

(5)      Includes MCC and Femco























































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